Exhibit 99.1

Vince HOLDING CORP. DEBUTS ON NASDAQ

Will Commemorate Milestone by Ringing the Nasdaq Closing Bell on October 23, 2025

NEW YORK, October 21, 2025 - Vince Holding Corp., (Nasdaq: VNCE) (“VNCE” or the “Company”), a global contemporary retailer, will begin trading today on The Nasdaq Stock Market LLC ("Nasdaq") following its voluntary transfer from the New York Stock Exchange under the ticker symbol "VNCE". To celebrate this milestone, the Company will ring the Nasdaq Closing Bell on October 23, 2025.

"We are thrilled to begin this exciting new chapter on Nasdaq—a milestone that celebrates both our incredible team and our company's distinguished legacy of delivering understated luxury and timeless quality to customers," said Brendan Hoffman, Chief Executive Officer of VNCE. "This transition reflects our continued growth trajectory as we remain on track with our objectives and continue to see nice momentum across the business today as we execute on our strategic vision. We couldn't be more proud to ring the Nasdaq Closing Bell and showcase the remarkable transformation and the bright future we have ahead."

The Nasdaq Closing Bell ceremony will be broadcast live starting at approximately 3:45 p.m. Eastern Time from the Nasdaq MarketSite Tower in New York City. A live stream of the Nasdaq Closing Bell will be available at: https://www.nasdaq.com/marketsite/bell-ringing-ceremony under Bell Ceremony Events at the bottom of the page.

ABOUT VINCE HOLDING CORP.

Vince Holding Corp. is a global retail company that operates the Vince brand women's and men's ready to wear business. Vince, established in 2002, is a leading global luxury apparel and accessories brand best known for creating elevated yet understated pieces for every day effortless style. Vince Holding Corp. operates 46 full-price retail stores, 14 outlet stores, and its e-commerce site, vince.com, as well as through premium wholesale channels globally. Please visit www.vince.com for more information.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions. Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including those set forth under “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended February 1, 2025 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Investor Relations:

ICR, Inc.
Caitlin Churchill, 646-277-1274
Caitlin.Churchill@icrinc.com